FOR IMMEDIATE RELEASE:

Bond Labs' NDS Nutrition Increases Sales By 35% for the Month of August

--NDS Products Now Sold in Over 500 GNC® Franchise Stores --

OMAHA, NB: September 23, 2010: Bond Laboratories, Inc. (OTCBB: BNLB) (Bond Labs), an innovative manufacturer of functional beverages and nutritional products, today announced that sales from its NDS Nutrition division increased 35% to $578,961 for the month of August, compared to $429,213 reported in August of 2009. The Company also announced that the number of GNC® franchise locations now selling NDS products has grown to 515 stores, up from 380 at the beginning of 2010. The GNC franchise store network is the primary distribution channel for NDS supplements.

“NDS has exceeded our expectations in terms of adding new customers and securing repeat orders. We have added 135 additional GNC franchise locations since the beginning of the year, a 35% increase, which is a testament to our staff's hard work and dedication. This growing retail network provides the premium shelf space to reach our defined markets nationwide,” said John S. Wilson, CEO of Bond Labs. “GNC corporate continues to be very supportive of bringing our products to market. Over the past few months, we have officially launched the dietary supplements Embrace™ and N-Test 600™. These products quickly sold out, and we are now filling repeat orders to replenish inventories at GNC stores. We anticipate this upward growth trend to continue in the third quarter.”

About Bond Labs

Bond Laboratories is a manufacturer of innovative nutritional supplements and beverages. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS' products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, including top-selling products at GNC® franchises. Fusion Premium Beverages manufactures functional beverages, including the highly successful hangover prevention drink Resurrection™. Bond Labs is headquartered in Omaha, Nebraska, and maintains it primary sales operations in Dallas, TX. For more information, please visit http://www.bond-labs.com.

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Investor Contact:

Surety Financial Group, LLC

Warren Rothouse or Bruce Weinstein

410-833-0078